UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2026

AMERICA’S CAR-MART, INC.

(Exact name of registrant as specified in its charter)

Texas	0-14939	63-0844612
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1805 North 2nd Street, Suite 401

Rogers, Arkansas 72756

(Address of principal executive offices, including zip code)

(479) 464-9944

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CRMT	NASDAQ Global Select Market

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05 Costs Associated with Exit or Disposal Activities.

On April 7, 2026, the Board of Directors of America’s Car-Mart, Inc. (the “Company”) approved the closure of 42 of the Company’s 136 dealership locations and a reduction of associated support staff.

The Company’s capital structure strategy has centered on replacing an inefficient asset-based lending facility with a term loan, establishing a non-recourse revolving warehouse credit facility, and continuing to access the asset-backed securitization markets. While the Company successfully executed a $300 million senior secured term loan in October 2025 and completed its ninth securitization transaction through its ACM Auto Trust platform in December 2025, alignment among all parties necessary to establish a warehouse facility has taken longer than anticipated. In the weeks following the Company’s third quarter fiscal year 2026 earnings announcement, it became increasingly apparent that the path to aligning the necessary parties to secure a warehouse facility is less certain and may require an extended timeline primarily due to broader market conditions and factors largely outside the Company’s control. Therefore, the Company is undertaking these closures to align the Company’s cost structure and ability to serve customer demand with its current capital constraints, while the Company continues to pursue the establishment of a warehouse facility.

In connection with the closure plan, the Company expects to incur impairment and exit-related charges. As described in Item 2.06 of this Current Report on Form 8-K, the Company expects to record a non-cash impairment charge of approximately $14 million related to assets at the closing locations. The Company also expects to incur cash charges related to employee separation costs and lease exit costs, which the Company is unable to estimate at this time.

Following the closures, which are expected to be completed by April 14, 2026, the Company will operate 94 dealership locations across 12 states. The Company will continue to monitor performance across its continuing store base and may further adjust capital allocation based on individual store results.

Item 2.06 Material Impairments.

On April 7, 2026, in connection with the closure plan described in Item 2.05 of this Current Report on Form 8-K, the Company's management concluded that a material charge for impairment of assets is required under generally accepted accounting principles. The impairment relates to right-of-use lease assets, leasehold improvements, and other fixed assets associated with the 42 dealership locations being closed under the closure plan.

The Company estimates that it will record a non-cash impairment charge of approximately $14 million in connection with these asset impairments. The Company expects to record this charge in the fourth quarter of fiscal year 2026 (quarter ending April 30, 2026). The estimated amount of the impairment charge is preliminary and subject to change based on final valuations and other factors.

Additional information regarding the closure plan and the anticipated charges, including the impairment charge described above, is set forth in Item 2.05 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

A copy of a letter from Doug Campbell, President and Chief Executive Officer, dated April 7, 2026, relating to the information described in Item 2.05 is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

The information in this Current Report on Form 8-K furnished pursuant to Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and such information shall not be deemed to be incorporated by reference into any of the Company’s filings with the Securities and Exchange Commission, except as shall be expressly set forth by specific reference in any such filing.

Forward-Looking Statements.

This Current Report on Form 8-K includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, regarding, among other things, the Company’s closure plan activities and the timing thereof, associated employee impacts, expected amounts of impairment and closure plan charges, cash and non-cash charges, the pursuit of a non-recourse revolving warehouse credit facility, and certain other actions, events, results and expectations described herein. These forward-looking statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results and the timing of events to differ materially from those expressed or implied. Factors which could cause actual results or events to differ include, but are not limited to, the Company’s ability to execute its closure plan, the Company’s ability to secure a warehouse facility or alternative funding on acceptable terms, general economic conditions, and the creditworthiness of the Company’s customers. These forward-looking statements are also subject to the risks and uncertainties contained in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and in other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statements contained in this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1	Letter from Chief Executive Officer dated April 7, 2026

Exhibit 104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICA’S CAR-MART, INC.

Dated:	April 7, 2026

By:	/s/ Jonathan Collins
Jonathan Collins
Chief Financial Officer